UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 25, 2014

                            M.D.C. Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8951	84-0622967
(State or other	(Commission file number)	(I.R.S. employer
jurisdiction of		identification no.)
incorporation)

4350 South Monaco Street, Suite 500, Denver, Colorado 80237

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (303) 773-1100

                                           Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e)	Compensatory Arrangements of Certain Officers

On February 25, 2014, the Compensation Committee (the "Committee") of M.D.C. Holdings, Inc. (the “Company”) took the actions described below with respect to compensation of executive officers of the Company.

2014 EXECUTIVE COMPENSATION

Base Salaries for 2014

The Committee determined that, for fiscal year 2014, Mr. Mizel’s base salary will remain at $1,000,000, Mr. Mandarich’s base salary will remain at $830,000, Mr. Stephens’ base salary will remain at $425,000 and Mr. Touff’s base salary will remain at $353,000.

Executive Bonus Opportunity for 2014

Two of the Company’s executive officers, Larry A. Mizel, Chief Executive Officer, and David D. Mandarich, Chief Operating Officer, are eligible for awards under the Company’s 2013 Executive Officer Performance-Based Compensation Plan approved by the Company's shareholders (the “2013 Performance-Based Plan”).

The Committee established a 2014 Performance Goal under the 2013 Performance-Based Plan, using two key Performance Objectives under the plan:

 First, there is a condition precedent that return on equity (“ROE”) for 2014, calculated on a pre-tax basis (excluding any charges or expenses incurred in the early extinguishment of debt), must exceed 6.5% in order for any bonus to be paid under the 2014 Performance Goal.

 Second, earnings per share (pre-tax income divided by weighted average fully diluted shares outstanding for 2014, excluding any charges or expenses incurred in the early extinguishment of debt) (“EPS”) must be achieved, using a range of fourteen possible thresholds (with corresponding bonus levels ranging from zero to a maximum of $10.0 million) with the following thresholds representing the minimum level for a bonus to be earned, the target bonus level and the maximum bonus level for each of the two senior executive officers:

●	At least $1.61 to qualify for the minimum bonus level of $2.0 million

●	At least $2.41 to qualify for the target bonus level of $6.0 million

●	At least $4.01 to qualify for the maximum bonus level of $10.0 million

Both the Chief Financial Officer, John M. Stephens, and the General Counsel, Michael Touff, will be able to earn an annual bonus for 2014 of up to a specified percentage of base pay depending on the respective performance of each executive regarding Key Performance Indicators (KPIs) established for his position. The Compensation Committee has consulted with the Company’s Chief Executive Officer, Larry A. Mizel, and the Chief Operating Officer, David D. Mandarich, and has established the following KPIs for each of Mr. Stephens and Mr. Touff (the KPIs may change, or not apply, in subsequent years):

Chief Financial Officer

●	Shareholder relations management and oversight

●	Timely and accurate handling of financial regulatory filings

●	Oversight of accounting, finance and treasury functions, including capital markets and bank financing transactions, if applicable

●	Successful completion of special projects

General Counsel

●	Litigation management

●	Regulatory compliance

●	Successful completion of special projects

●	Oversight of risk management

For 2014, the KPIs will be weighted equally. At the end of 2014, the Compensation Committee will determine the extent to which each of the KPIs are met and will determine the annual bonus, if any, to be awarded to Mr. Stephens and to Mr. Touff. If the Committee determines that each KPI is achieved, then the annual bonus will be 100% of base salary (target bonus); in the event the Committee determines that each KPI has been exceeded at a level doubling the targeted performance, the annual bonus will be 200% of base salary (maximum bonus); in the event some KPIs are achieved or exceeded and/or others are not achieved or are partially achieved, the Committee will award an annual bonus based on the proportionate KPI performance that was achieved. The Committee may exercise negative discretion to reduce the amount of an annual bonus. The Committee’s determinations shall be final.

Other Compensation

The Committee also determined that the perquisites, general benefits and other similar compensation heretofore granted to the executive officers would be continued in 2014 in the same manner and amounts consistent with the Company’s practice in 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

M.D.C. HOLDINGS, INC.

Dated: February 28, 2014	By:	/s/ Joseph H. Fretz
Joseph H. Fretz
Secretary and Corporate Counsel

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